Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated May 5, 2020 (the “Effective Date”), is entered into by and between Inpixon (the “Employer” or the “Company”) and Tyler Hoffman (the “Employee”).

WITNESSETH:

WHEREAS, Employer desires to employ Employee to serve as Chief Revenue Officer of the Company and Employee desires to be employed by Employer in such capacity pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1. EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Employer hereby employs Employee as Chief Revenue Officer. Subject at all times to the direction of the Company’s Chief Executive Officer, Employee shall perform those duties and hold those responsibilities that are usual and customary for a Chief Revenue Officer to perform and hold. Employee shall primarily perform his job duties at Employer’s office in Palo Alto, California.

2. FULL TIME EMPLOYMENT

Employee hereby accepts employment by Employer, upon the terms and conditions contained herein, and agrees that during the term of this Agreement, the Employee shall devote substantially all of his business time, attention, and energies to the business of the Employer. Except as may otherwise be approved by Employer, during the term of this Agreement, Employee will not perform any services for any other business entity, whether such entity conducts a business which is competitive with the business of Employer or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Employer, provided such investment or investments do not require any services on his part in the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially, at any time, more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of Employer, (c) preventing Employee from volunteering his time or serving on the Board of any non-competing entity, such as a school, non-profit, or community organization, or (d) preventing Employee from engaging in any other activities, if he receives the prior written approval of the Chief Executive Officer of the Company with respect to his engaging in such activities.

3. RECORDS

In connection with his engagement hereunder, Employee shall accurately maintain and preserve all notes and records generated by Employer which relate to Employer and its business and shall make all such reports, written if required, as Employer may reasonably require.

4. TERM

Employee’s employment hereunder shall be for a single twenty-four (24) month period (the “Initial Term”), which shall commence May 19, 2020 (the “Start Date”). Thereafter, this Agreement shall automatically be renewed for additional twelve (12) month periods (the “Subsequent Term”), unless and until either party terminates this Agreement pursuant to Section 14 hereof.

5. SALARY AND BONUS

As full compensation for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. During the Initial Term and each Subsequent Term (if applicable), Employer shall pay Employee a base salary at the rate of Two Hundred and Ninety Thousand Dollars ($290,000) per annum (which may be increased from time to time as agreed by the Employer and Employee, payable semi-monthly (“Base Salary”).

(ii) Bonuses. In addition to Base Salary, Employee shall be eligible for an annual bonus in an amount of $210,000 which, except as set forth below, shall be subject to the terms and conditions of the Company’s employee bonus plan then in effect and the completion of certain performance milestones to be determined by the Chief Executive Officer, with Employee’s input, and payable quarterly in equal installments and prorated for any period less than a full quarter. Except as set forth in Section 14 herein, bonuses earned for the calendar quarter, will be paid within 60 days of the close of the calendar quarter.

6. EQUITY

(i) Stock Option Grant. Subject to the approval of the Company’s Board of Directors (the “Board”), Employee shall be entitled to a minimum of 200,000 options to purchase shares of common stock of the Company, to be issued in accordance with the terms and conditions of the Company’s 2018 Employee Stock Incentive Plan (the “Plan”), at an exercise price and upon such vesting terms as shall be determined by the Board and set forth in an award agreement issued pursuant to the Plan and consistent with the terms of this Agreement. Employee shall also be eligible to participate in the equity based incentive plans of the Company and may receive awards thereunder, as determined by the Compensation Committee of the Company from time to time and subject to the terms and conditions of such plans and any award agreement between the Company and Employee evidencing such awards. Notwithstanding the foregoing, nothing in this Paragraph 6(i) shall be construed to extend the duration of this Agreement or Employee’s employment by the Company beyond the expiration of the Subsequent Term.

(ii) Change of Control. In the event of a Change of Control, the vesting of each outstanding stock option or other equity-based award granted to Employee shall automatically be accelerated so that 100% of the unvested shares covered by such award shall be fully vested upon the consummation of the Change of Control.

A “Change of Control” as used in this Section 6 shall mean any of the following:

(i) any consolidation, merger or sale of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s stock would be converted into cash, securities or other property; or

(ii) the stockholders of the Company approve an agreement for the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

(iii) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the appointment of a trustee in a Chapter 11 bankruptcy proceeding involving the Company or the conversion of such a proceeding into a case under Chapter 7; or

(v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act of an aggregate of 25% or more of the voting power of the Company’s outstanding voting securities by any single person or group (as such term is used in Rule 13d-5 under the Exchange Act), unless such acquisition was approved by the Board of Directors prior to the consummation thereof.)

7. BUSINESS EXPENSES

The Employer shall pay or reimburse the Employee for all reasonable business expenses incurred by Employee in the performance of his duties hereunder including, but not limited to, lodging and travel expenses relating to Company business, mobile phone and data usage, customer entertainment and certain pre-approved home office expenses not paid directly by the Company. Reimbursement for the foregoing expenses will be made in accordance with regular Company policy then in effect and within a reasonable period following Employee’s presentation of the details of, and proof of, such expenses.

8. FRINGE BENEFITS

(i) During the term of this Agreement, Employer shall provide medical, dental, and vision insurance coverage to Employee, his spouse and his children, to the same extent, and on the same terms and conditions, it shall provide such coverage to other senior management employees of the Company.

(ii) During the term of this Agreement, Employee shall be permitted to participate in the Company’s 401K Plan, to the same extent, and on the same terms and conditions, other senior management employees of the Company shall be permitted to participate.

(iii) During the term of this Agreement, Employer shall provide to Employee four (4) weeks paid vacation days per year, which shall accrue monthly from the Start Date.

(iv) During the term of this Agreement, Employer shall provide paid sick days to Employee, to the same extent, and on the same terms and conditions, it shall provide such paid time off to other senior management employees of the Company.

9. SUBSIDIARIES

For the purposes of this Agreement all references to business products, services and sales of Employer shall include those of Employer’s subsidiaries and/or affiliates.

10. INVENTIONS

All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Employee during Employee’s employment by Employer, whenever or wherever made, developed or conceived, and whether or not during business hours, which constitute an improvement, on those heretofore, now or at any time during Employee’s employment, developed, manufactured or used by Employer in connection with the manufacture, process or marketing of any product heretofore or now or hereafter developed or distributed by Employer, or any services to be performed by Employer or of any product which shall or could reasonably be manufactured or developed or marketed in the reasonable expansion of Employer’s business, shall be and continue to remain Employer’s exclusive property, without any added compensation to Employee, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that Employee will immediately disclose it to Employer and to no one else and thenceforth will treat it as the property and secret of Employer.

Employee will also execute any instruments requested from time to time by Employer to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of Employer, do such acts and execute such instruments as Employer may require, but at Employer’s expense to obtain Letters of Patent, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in Employer, all without any additional compensation of any kind to Employee. Employer hereby notifies Employee that the provisions of this Section 10 do not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Employer was used and which was developed entirely on the Employee’s own time, unless (x) such invention relates to the past, actual or planned business or activities of the Employer, including, without limitation, research and development or (y) such invention results in any way from any work performed by the Employee for the Employer.

11. CONFIDENTIAL INFORMATION AND TRADE SECRETS

(i) All Confidential Information shall be the sole property of Employer. Employee will not, during the period of his employment for any reason, disclose to any person or entity or use or otherwise exploit for Employee’s own benefit or for the benefit of any other person or entity any Confidential Information which is disclosed to Employee or which becomes known to Employee in the course of his employment with Employer without the prior written consent of an officer of Employer except as may be necessary and appropriate in the ordinary course of performing his duties to Employer during the period of his employment with Employer. For purposes of this Section 11(i), “Confidential Information” shall mean any data or information belonging to Employer, other than Trade Secrets, that is of value to Employer and is not generally known to competitors of Employer or to the public, and is maintained as confidential by Employer, including but not limited to non-public information about Employer’s clients, executives, key contractors and other contractors and information with respect to its products, designs, services, strategies, pricing, processes, procedures, research, development, inventions, improvements, purchasing, accounting, engineering and marketing (including any discussions or negotiations with any third parties). Notwithstanding the foregoing, no information will be deemed to be Confidential Information unless such information is treated by Employer as confidential and shall not include any data or information of Employer that has been voluntarily disclosed to the public by Employer (except where such public disclosure has been made without the authorization of Employer), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(ii) All Trade Secrets shall be the sole property of Employer. Employee agrees that during his employment with Employer and forever after his termination, Employee will keep in confidence and trust and will not use or disclose any Trade Secret or anything relating to any Trade Secret, or deliver any Trade Secret, to any person or entity outside Employer without the prior written consent of the Board of Directors. For purposes of this Section 11(ii), “Trade Secrets” shall mean any scientific, technical and non-technical data, information, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan or list of actual or potential customers or vendors and suppliers of Employer or any portion or part thereof, whether or not copyrightable or patentable, that is of value to Employer and is not generally known to competitors of Employer or to the public, and whose confidentiality is maintained, including unpatented and un-copyrighted information relating to Employer’s products, information concerning proposed new products or services, market feasibility studies, proposed or existing marketing techniques or plans and customer consumption data, usage or load data, and any other information that constitutes a trade secret as defined in the California Uniform Trade Secrets Act that appears at Sections 3426-3426.11 of the California Civil Code, in each case to the extent that Employer, as the context requires, derives economic value, actual or potential, from such information not being generally known to, and not being readily ascertainable by proper means by, other persons or entities who can obtain economic value from its disclosure or use.

12. NON-SOLICITATION OF EMPLOYEES

During the term of Employee’s employment and for one year thereafter, Employee will not cause or attempt to cause any employee of Employer to cease working for Employer. However, this obligation shall not affect any responsibility Employee may have as an employee of Employer with respect to the bona fide hiring and firing of Employer’s personnel.

13. NON-SOLICITATION OF CUSTOMERS AND PROSPECTIVE CUSTOMERS

Employee will not, during the period of his employment, directly or indirectly, solicit the business of any customer of Employer for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by Employer. For a period of one year after the termination of Employee’s employment, Employee will not, directly or indirectly, use any of the Employer’s Trade Secrets in order to induce any of the Employer’s customers to cease doing business with Employer or to induce them to become the customer of any other person or entity.

14. TERMINATION

Employee’s employment with Employer may be terminated as follows:

(a) Termination Without Just Cause.

(i) Employer, in its sole discretion, may terminate Employee’s employment hereunder for any reason without Just Cause (as defined below), at any time, by notifying Employee in writing of its decision. Employee, in his sole discretion, may terminate his employment hereunder at any time and for any reason.

(ii) If Employer terminates Employee’s employment hereunder without Just Cause, or Employee has a Resignation for Good Reason (as defined below), Employer shall: (1) continue to pay to Employee his Base Salary then in effect, subject to customary payroll practices and withholdings, for three (3) months if Employee was employed by the Company for six (6) but not more than twelve (12) months as of the date of termination or resignation, for six (6) months if Employee was employed by the Company more than twelve (12) months as of the date of resignation or termination; (2) within 45 days of termination or resignation, pay to Employee 100% of the value of any earned and accrued but unpaid bonus amounts that Employee is then eligible for in accordance with Section 5 hereof; (3) within 45 days of termination or resignation, pay to Employee a lump sum equal to six (6) months (two quarters) of his bonus calculated based on Employee’s bonus payout for the previous two quarters; (4) within 45 days of termination or resignation, pay to Employee a lump sum equal to six (6) months of the COBRA premiums that Employee would have to pay to maintain medical, dental, and vision insurance coverage for Employee, his spouse and his children, to the same extent, and on the same terms and conditions as he had immediately prior to termination (regardless of any COBRA election actually made by Employee); (5) accelerate six (6) months of vesting of any unvested options and other equity-based awards, unless Employee is terminated within the first year of employment in which case he shall receive his one-year cliff vest, accelerated to the termination date; (6) upon termination or resignation, pay to Employee the value of any accrued but unpaid vacation time; and (7) upon termination or resignation, pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation.

(b) Termination With Just Cause.

(i) Employer may immediately terminate Employee’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee.

(ii) For purposes of this Agreement, the phrase “Just Cause” means: (A) Failure or refusal to carry out the lawful duties of Employee described in Section 1 hereof or any reasonable directions of the CEO or Board of Directors of Employer made in good faith which failure or refusal, if curable, is not cured within ten (10) business days after written notice thereof from the Employer; (B) The commission by Employee of any act of gross negligence, fraud or dishonesty causing material harm to the Employer, or any entities in which Employer owns a majority of the voting securities (collectively, the “Affiliates”); (C) The procurement by Employee of personal gain or profit at the expense of the Employer or from any transaction in which the Employee has an interest which is adverse to the interest of the Employer or any Affiliate, unless Employee shall have obtained the prior written consent of the CEO or Board of Directors of the Employer; (D) Unauthorized use or disclosure of the confidential information or trade secrets of the Employer, except as may be required by law (in which event Employee shall promptly provide the Employer with written notice of such legal requirement which shall be advance written notice where practicable); (E) A material breach by Employee of this Agreement, which breach is not cured within ten (10) business days’ written notice from the Employer; (F) Conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (G) Acts of violence directed at any present, former or prospective employee, independent contractor, vendor, customer or business partner of the Employer; (H) The sale, possession or use of illegal drugs on the premises of the Employer or a client of the Employer; (I) Misappropriation of the assets of the Employer or other acts of dishonesty related to the business of the Employer and resulting in a material adverse effect on the Employer; or (J) Employee, on behalf of himself or the Employer, violates or orders the violation of any laws or governmental regulations applicable to the business of the Employer, resulting in a material adverse effect on the Employer.

(iii) For purposes of this Agreement, the phrase “Resignation for Good Reason” means that Employee may terminate his employment hereunder for Good Reason by providing 30 days prior written notice. For purposes of this Agreement, “Good Reason” means: (a) a material reduction in the Employee’s Base Salary; (b) a material diminution in the Employee’s authority, duties, responsibilities over which the Employee has responsibility; (c) a requirement that the Employee report to someone other than the CEO; (d) the requirement by the Company that the Employee relocate his primary place of employment more than 20 miles from the Palo Alto, California office; or (e) the Company’s material breach of this Agreement; provided that Good Reason based on any of the above shall exist only if within 30 days of the condition first occurring, the Employee notifies the Company in writing of the act or omission constituting Good Reason, and the Company fails to correct or cure the act or omission within 30 days after receiving the Employee’s written notice.

(iv) If Employee’s employment hereunder is terminated by Employer for Just Cause or Employee terminates his employment hereunder for any reason other than a Resignation for Good Reason, Employer will be required to pay to Employee only that portion of his Base Salary, earned and accrued but unpaid bonus amounts, accrued but unused vacation pay that has been earned through the date of termination, unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation.

(c) Disability and Death.

Employee’s employment hereunder will be terminated immediately upon (i) Employee’s “Disability” for a period exceeding three (3) months in any twelve (12) month period, or (ii) Employee’s death. For purposes of this Agreement, “Disability” means Employee’s incapacity due to any physical or mental illness or injury, as determined by a licensed health care provider, which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation(s). Employee warrants, represents and agrees that holding open his position for a period in excess of those provided in this paragraph would not be a reasonable accommodation and would impose an undue hardship on Employer. If Employee’s employment is terminated due to such Disability or death, Employer will be required to pay to Employee or Employee’s estate, as the case may be, unrelated to any amounts that Employee may receive pursuant to any short-term and long-term disability plans or life insurance plans (as applicable), only his Base Salary, the value of any earned and accrued but unpaid bonus amounts, accrued but unpaid vacation pay earned through the date of termination, unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s Disability or death.

15. INJUNCTION

(i) Should Employee at any time reveal, or threaten to reveal, any Confidential Information or Trade Secret of Employer, or in any way violate, or threaten to violate, Paragraph 12 or 13 of this Agreement, Employer shall be entitled to an injunction restraining Employee from doing, or continuing to do so, or performing any such acts; and Employee hereby consents to the issuance of such an injunction without any requirement that Employer post a bond.

(ii) In the event that a proceeding is brought in equity to enforce the provisions of this Paragraph, Employee shall not argue as a defense that there is an adequate remedy at law, nor shall Employer be prevented from seeking any other remedies which may be available.

(iii) The existence of any claim or cause of action by Employer against Employee, or by Employee against Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the foregoing restrictive covenants but shall be litigated separately.

16. ARBITRATION

(i) In the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof (a “Dispute”), the parties agree that such Dispute shall be resolved by final and binding arbitration before a single arbitrator in Palo Alto, California (or within 25 miles thereof), administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules then in effect. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

(ii) The Company and Employee shall each pay half of the direct costs and expenses of the arbitration, including arbitration and arbitrator fees. Except as otherwise provided by statute, Employee and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement. Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or his discretion, award reasonable attorneys’ fees to the prevailing party.

17. SECTION 409A COMPLIANCE

(i) This Agreement is intended to comply with the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with Employer unless he would be considered to have incurred a “termination of employment” from Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

(ii) Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of Section 17 hereof, Employee shall be a “specified employee” for the 12-month period beginning on the first day of the fourth month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Employer at any time during the 12-month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.”

(iii) All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

18. MISCELLANEOUS

If any provision of this Agreement shall be declared, by a court of competent jurisdiction or arbitrator, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. The provisions of this Agreement may not be amended, supplemented, waived, or changed orally, but only in writing and signed by Employee and a duly authorized officer of the Company.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Employer, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

Employee agrees to abide by Employer’s rules and regulations as detailed in the Employee Handbook and an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, Code of Business Ethics, Electronic Access Policy, and Drug-Free Workplace Policy Statement.

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement, on the part of either party, shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California, without reference to its conflict-of-law rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this employment agreement is dated as of the date set forth above.

EMPLOYER

INPIXON

By:	/s/ Nadir Ali
Nadir Ali, CEO

EMPLOYEE

/s/ Tyler Hoffman
Tyler Hoffman